UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 26, 2005

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Blair Mill Road, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 26, 2005, Kulicke and Soffa Industries, Inc. (the “Company”) issued a WARN Act notice to the employees of its Hayward, California test facility that the Company plans to transfer the majority of the manufacturing operations at this facility to the Company’s Suzhou, China facility and the remainder to Gilbert, AZ, and to close the Hayward facility by September 2005. Also on April 26, the Company issued a WARN Act notice to the employees of its San Jose, California test facility that the Company plans to reduce its workforce at this facility in July 2005, as certain of the Company’s test product manufacturing operations at this facility are transferred to the Company’s Suzhou, China facility. For competitive reasons, the Company continues to reduce its manufacturing capacity in the U.S. and Europe, while expanding manufacturing capacity in China.

The Company expects to record charges for these activities of approximately $1.5 million, consisting of approximately $1.2 million for severance, retention, and employee relocation payments, and $0.3 million for other related closing costs, such as professional fees and asset transfer costs, all of which will result in future cash expenditures. The Company expects to record these charges during its third fiscal quarter ending June 30, 2005 and fourth fiscal quarter ending September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

Date: April 27, 2005	By:	/s/ Maurice E. Carson
Maurice E. Carson
Vice President and Chief Financial Officer